Exhibit 10.11.8

February 18, 2015

Craig Kaes

Re:                             Offer of Employment with SendGrid, Inc.

Dear Craig:

SendGrid, Inc. (the “Company”) is very pleased to offer you employment as Vice President of Engineering, beginning on March 16, 2015.  This letter states the complete terms and conditions of your offer, subject to a satisfactory result of a background check.  If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1.                                      Duties.  As Vice President of Engineering, you will direct the delivery of the company’s engineering strategy.  You will also work amongst leadership across the company to establish a highly efficient planning and release process.  You will report to Sameer Dholakla, CEO, who will be primarily responsible for evaluating your performance.  The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2.                                      Compensation and Benefits.  Beginning on March 16, 2015, you will be compensated according to the Compensation Plan attached hereto as Exhibit A, and receive benefits according to our enrollment eligibility process.  The Company may modify your compensation and benefits from time to time in its sole discretion.  In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1% of the Company’s Common Stock as determined by the Company’s Board or Directors or its Compensation Committee.  The exercise price per share will be equal to the fair market value per share of Common Stock on the date the option is granted as determined by the Board of Directors.  The option will be subject to the terms, conditions and vesting applicable to options granted under the Company’s 2012 Equity Incentive Plan, as described in that Plan and the applicable grant award documents.

3.                                      Company Agreements.  One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information.  In your work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former company or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company.  While working for the Company from your personal residence or elsewhere, you also should not use any unpublished documents or property belonging to any former Company or other person to whom you have an obligation of confidentiality.  During our discussions about your job duties, you assured us that you would be able to perform those duties within the guidelines described above.  This offer is conditioned upon you executing the Company’s Employee Proprietary Information and Inventions Agreement upon commencement of your employment.

1401 Walnut St.  Ste.  500, Boulder, CO 80302 • 303.552.0653 • FAX 720.398.8212

www.sendgrld.com

4.                                      At-Will Employment.  Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason.  Any contrary representations or agreements which may have been made to you are superseded by this offer.  The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment.  Though your job duties, title, compensation, and benefits may change over time, none of these events change our agreement that you are an “at will” employee.  In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of your employment, and does not mean and should not be interpreted to mean that you are guaranteed employment for any period time.  The “at will” term of your employment with the Company can only be changed in a writing signed by you and the CEO of the Company.

5.                                      Exempt Employment.  The Company’s regular working day is from 8 a.m.  to 5 p.m., Monday through Friday.  As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.                                      Miscellaneous.  This letter and any other documents subsequently signed by you constitute the complete and exclusive terms and conditions of your employment and supercede any and all prior agreements, whether written or oral.  This agreement will be governed by and construed according to the laws of the State of Colorado.  By joining the Company, you are agreeing to abide by all laws and regulations, all the Company policies and procedures and that you are bound by the terms and conditions of the Company’s Business Protection Agreement (if any).  Violations of these policies may lead to immediate termination of employment in the Company’s sole discretion.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us at the Company.  If you wish to accept this offer under the terms and conditions described above please sign and date this document and return it to Human Resources by February 23, 2015.  If you have any questions about the terms of this offer, please do not hesitate to call us to discuss our offer at your earliest convenience.

Sincerely,

/s/ Chad Varra
Chad Varra, CFO
SendGrid, Inc.

I have read this offer and I understand and accept its terms.

/s/ Craig Kaes

Date: 2/18/2015

EXHIBIT A

COMPENSATION

Your starting semi-monthly base salary will be $8,958.33, which is equivalent to $215,000 on an annualized basis.  Your target bonus will be $53,570 for a potential annual compensation of $268,750.

You will be eligible to receive a one-time starting bonus in the gross amount of $20,000 to be paid on the first payday after the commencement of your employment with SendGrid.  If your employment terminates for any reason before the two-year anniversary of the commencement of your employment with SendGrid, you will be required to promptly repay a pro-rated share of this starting bonus to SendGrid in an amount equal to one-twenty-fourth (1/24th) of the starting bonus multiplied by the difference between twenty-four (24) and the total number of completed calendar months that you were employed by SendGrid.

Your salary is subject to adjustment from time to time in accordance with the company’s compensation policies.

You will also be eligible to participate in the benefit programs that SendGrid, Inc. (the “Company”) makes available to its employees.  Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.